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                          EMPIRE FINANCIAL GROUP, INC.
                      2170 West State Road 434, Suite 124
                            Longwood, Florida 32779

                     REGISTERED REPRESENTATIVE AND TRAINEE
                             ASSOCIATION AGREEMENT

This Agreement is entered between Empire Financial Group, Inc., (hereafter referred to as the "Company") and George R. Cupples (hereafter referred to as "Registered Representative", "RR", "Employee", "I", "me", "myself", "my"). Broker/Dealer are considered customers for the purpose of this contract. In consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the parties agree as follows:

1. THE COMPANY

A. Agrees to have RR associate with it as its Registered Representative in trading soliciting, and selling securities, financial products, programs and services for which the Company may act as dealer, underwriter, broker, managing general agent, general agent or agent and agrees to designate an office of supervisory jurisdiction, registered with the National Association of Securities Dealers (NASD) and a registered principal to whom RR shall be assigned for regulatory supervision purposes ("Association").

B. Agrees to pay Registered Representative commissions earned from customers for transactions in securities and insurance products, programs and services solicited by him or her in accordance with the paragraph herein designated Compensation.

2. REGISTERED REPRESENTATIVE

Because I desire to Associate as a Registered Representative of the Company, regardless of whether I am currently a trainee, I agree to be bound by the Company Policies, Supervisory and Compliance Procedures, and the Company Policies, Supervisory and Compliance Procedures and Procedures and the Bylaws of the NASD and accordingly I hereby agree as follows:


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A. Services:

(i) To offer, solicit offers, execute transactions, and to sell only such securities, products programs and services as may from time to time be approved by the Company for sale to customers, NASD broker dealers, or Registered Representative of the Company, and in connection with each sale or solicitation of offers to buy such securities, I will deliver or cause to be delivered to the customer, in accordance with the securities laws and rules and regulations where applicable, a current prospectus or other documentation, I represent and warrant that I will make no representations to customers except as are contained in such prospectus.

(ii) To place orders for securities only through the Company, and to advise all customers and prospective customers that I am acting as a representative of the Company and that any orders for securities will be effected solely through the Company.

(iii) Trainees shall engage in only non regulated activities until completely licensed.

B. Compliance:

(i) I shall not engage in any conduct which conflicts with the business of the Company and I shall not engage in any conduct which is not the business of the Company at the location where I conduct the business of the Company without the express prior written consent of the Company. Breach of this Agreement may also constitute failure to comply with Company's Supervisory and Compliance Manual and may be in violation of NASD Rules.

(ii) To conduct myself in strict conformance and comply with all applicable laws, rules and regulations of federal and state governmental and regulatory agencies, including but not limited to compliance with the statues, rules and regulations and statements of policy of the United States Securities and Exchange Commission (SEC), the Rules of Fair Practice of the NASD, and any state securities and issuance laws and regulations.


(iii) To read and understand the Supervisory and Compliance Manual for the Company and fully comply with the compliance procedures and all applicable Company policies and procedures as established by the Company policies and procedures as established by the Company from time to time.


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(iv) To establish and maintain all records required to be maintained pursuant to
Sections 17(a)(3) and 17(a)(4) of the Securities Exchange Act of 1934, as amended, or any other self-regulation or state requirements, and in the event of termination of this Agreement, that such records shall remain in the possession of the Company.

(v) To not maintain s dual registration with another broker dealer nor accept or receive, directly or indirectly, compensation or renumeration of any nature from any person entity or association other than from the Company, during the term of this Agreement.

(vi) To offer for sales and to sell only such products as have been approved in advance by the Company. I understand that I have no authority to act, and I will not act, for any customer in ant dealings in securities except as an agent of the Company and will not accept renumeration in any form from any person or business, directly or indirectly, on account of any dealings in securities without express prior written approval of the Company.

(vi) To indemnify and hold harmless the Company for any expense, loss or damage caused to Company by reason of my acts or omissions of any nature whatsoever.

(viii) The RR shall not engage in any radio, newspaper, or television advertising, postal cards, letters, reprints or other printed matter to make any representations by means of which the RR seeks to promote sales without prior written approval of the Company. RR shall not use any sales literature of any kind which has not been approved in writing by the Company for such use.

(ix) To report or make the Company aware of others who are out of Compliance in breach of their Agreement or engaged in inappropriate behavior.

C. Administrative Charges:

(i) In the event that any time I become indebted or otherwise liable to the Company, the Company shall be entitled to retain and apply toward the liquidation of any such indebtedness or liability any all commissions, minimum wages or other sums payable to me. Any such indebtedness shall be a first lien upon amounts due hereunder the Company shall have a perfected security interest and a priority claim such amounts due hereunder. Any indebtedness accruing hereunder or otherwise, whether before or after termination of this Agreement, shall survive the termination of the Agreement. I understand and agree that such indebtedness may be disclosed on my Form U-5 or to other firms. I authorize the Company to release pertinent information concerning my earnings and indebtedness to any Broker/Dealer or public customer of any my supervised RR's.

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(ii) In the event that through any willfulness, negligence or carelessness, I fail to comply with the provisions of applicable federal or state laws or regulations or procedures, or if I fail to comply with any self-regulatory bodies' rule and regulations or procedures, and policies established by the Company, the Company shall have the option, in its sole discretion, to assess against me, as administrative charges, such sum or sums as the Company deems appropriate under the circumstances. Such charges may include legal and other fees which result from my actions.

The reasonableness of the conduct of the Company on performing or failing to perform any act in connection with any Fail, including the timing and terms of any "buy-in" or "sell-out", shall be in the Company's sole discretion and not be subject to question by me in the absence of fraud or bad faith.

(iii) I agree to pay costs as set forth in L, (i) below for my registration. Including any NASD, any state registration fees, renewal fees, examination fees, variable appointment fees, bonding requirements, error and omissions insurance and termination fees. However, such fees may be waived if I produce a certain minimum net production amount prior to the fee due date. Fee due date shall be the earlier of eighteen months after hire date or 30 days after termination. Minimum net production required for fees to be waived will be determined and announced by the Company in its sole discretion prior to the beginning of each new qualification period. Vacation and other leave of absence along with special circumstances shall be taken into consideration in determining minimum net production.


D. Customer (Broker/Dealer) or Accounts Payable:

Without limiting the obligation to indemnify under B (vii) above, I shall be directly and primarily liable to the Company for accounts payable or the failure of any customer, or Broker/Dealers serviced by me, to deliver to the Company securities or funds required to properly close any securities sale or purchase transaction ("fail"). If I am a supervisor of one or more RR then I shall be liable to the Company for the failure to receive monies owed of any public customers and/or Broker/Dealers of any of my supervised RR's.

The reasonableness of the conduct of the Company on performing or failing to perform any act in connection with any Fail, including the timing and terms of any "buy-in" or "sell-out", shall be in the Company's sole discretion and not be subject to question by me in the absence of fraud or bad faith.


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I understand and agree that I am liable and fully responsible for any loss which the Company sustains as a result of any transaction conducted by me through my negligence incompetence, incapacity, or irresponsibility involving my customer account(s) under my management including but not limited to, all compliance with margin calls and all other matters which involve the failure of a customer to meet the client's financial responsibility or for customer allegations of churning unauthorized trading, fraud, suitability and the like and as further described in this Paragraph D, and I will indemnify and hold harmless the Company for any and all such losses including but not limited to the Company's attorney's fees and other related legal fees and costs, damages, expenses, claims or liabilities resulting from any such transactions. Management may consider on a case by case basis certain extenuating circumstances which may have contributed to or caused such loss.

E. Compensation:

(i) For sales made by me of securities offered by the Company, except listed and over-the counter securities, I will receive a percentage of gross dealer concession or commission as reflected on the Compensation EXhibit A attached hereto. Such Compensation arrangement is specifically incorporated herein by reference.

(ii) For all sales or purchases of listed and over-the-counter securities, I shall receive such compensation as the Company may determined from time to time.

(iii) For such sales made by me of all other products, including insurance products, I shall receive such compensation as is determined by the Company at the time the product is made available and as shall be revised from time to time.

(iv) The basis of compensation is subject to revision by the Company from time to time, provided, however, that no such revision, shall retroactively go into effect, unless the the Company and I shall have agreed to such in writing.

(v) I understand and agree that the Company shall not pay commissions due, or a percentage of profit from broker/dealer transactions until such time as the Company is in actual receipt of such revenue, and accordingly, I waive payment until the Company receives it.



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(vi) I understand and agree that the Company shall set off certain expenses against gross commissions or net profit. Such expenses include but are not limited to clearing charges, NASD and State Registrations, messenger and special mail, personal phone/fax use, ect., and will be changed against me. I understand and agree, I may be fined for being late or violating any rules which include, but are not limited to inappropriate appearance (men shall wear dress shirts, ties and shall wear approrpiate business attire, jeasn, shorts, T-shirts with words are not acceptable) or behavior, transaction reporting, positions ect.

F. Customer Complaints, Broker/Dealer Complaints and Suits:

I shall inform the Company immediately, through the RR supervisor, of any complaint made by a customer, whether orally or otherwise, expressing dissatisfaction with my handling of the customer's account. Without limiting the obligation to indemnify asset forth above, any payment made and expense incurred (including reasonable attorney's fees), as the result of the Company's investigation, settling, or contesting a customer complaint or suit, shall specifically be deemed to have been made for my account pursuant to the set-off indemnity provisions above. The reasonableness of the conduct of the Company in investigating, settling, or contesting any such customer complaint or suit against me shall not be subject to question by me in the absence of fraud or bad faith, it being the intent of this provision that the Company not be required to prove the legal validity of any customer complaint or suit against me in order to recover investigation and/or settlement payments and associated expense from me. Exlucded are costs of pursuing claims which are unsuccessful and where money has already been withheld from RR. If claims are successful then RR shall be repaid after costs are deducted. The payment or release of any commission entitlement pursuant to Paragraph E, thereof shall not act as a waiver or estoppel of the Company's rights against me as RR or as supervisor of the RR subject to the compliant, under this Paragraph.


(i) I understand and agree that my authority to act as an agent of the Company is strictly limited and that I have no authority or power to bind or obligate the Company in the purchase of office space, equipment, leaseholds, telephone services or office supplies, and I will not attempt in any way to do so, nor will hold myself out or represent to others, in any way, that I have such authority to bind the Company.

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(ii) I understand that I am expected to use my own judgment as to the time, place, and means of exercising my limited authority under the terms of this Agreement, subject to, among other things, the statutes and rules of the U.S. Securities and Exchange Commission, the NASD, the Commissioner(s), the rules and regulations of any insurance companies represented, applicable sales insurance laws and regulations, and any other applicable insurance or securities regulatory agencies.

G. Authority:

(i) I understand and agree that my authority to act as an agent of the Company is strictly limited and that I have no authority or power to bind or obligate the Company in the payment of order flow, purchase of office space, leaseholds, telephone services or office supplies, or any other agreements, and will not attempt in any way to do so, nor will I hold myself out or represent to others, any way to do so, nor will I hold myself out to represent to others, in any way, that I have such authority to bind the Company.

H. Confidential and Propriety/Trade Secrets:

(i) I understand and agree that all books, records, documents and information, whether written or not, pertaining to the Company's business activities, inlcuding, but not limited to, customer, customer lists and customer's accounts, the indentities portfolio status, buying habits investment goals and objective, resources, and all other information concerning customers acquired or developed by the me and or the other Company Employees as agent for the Company are the confidential and proprietary of Company and constitute trade secrets (Company's "Confidential and Proprietary Property and/or Trade Secrets"). I warrant, covenant, and agree that I shall not disclose any person or entity not employed owned by or otherwise affiliated with the Company at any time and that the Company's Confidential and Proprietary shall at all times be used exclusively for the benefit of the Company. I further warrant, covenant and agree that the Company's Confidential and Proprietary Property shall not be copied without the express permission of a Principal of the Company and that upon termination of Association with the Company for any reason, of all the Company's Confidential and Proprietary, and any and all copies thereof, shall be returned to Company. I understand that any breach of this provision may constitite a violation of Florida statute 812.081 which is a felony of the third degree.

I also warrant, covenant and agree that I, shall not use or employ any of the Company's Confidential and Proprietary for any purpose after termination of Associaiton with Company. I understand that breach of this provision may constitute a violation of Florida statute 812.081 which is a felony of the third degree.



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(ii) It is the intent of this provision to protect the value of the Company information for the benefit of the Company for as long as such have value. However, if such intent is frustrated by any statutory enactment or judicial holding, then it is the intent of the parties to protect the Company from the competitive loss caused by the authorized exploitation of said secrets for at least two (2) years following termination of my Association with the Company.


(iii) I understand and agree that the Company has a vital interest in the recording of all verbal conversations either on the telephone or physically on Company premises and hereby give explicit consent to have all conversations mechanically duplicated or recorded.

(iv) If any court or other adjudicator having jurisdiction in the premise shall refuse to enforce this provision for any reason, then the RR shall be deemed to have covenanted that he shall not, for two years following the termination of this Agreement, solicit any securities business from any person who the RR knows was a customer of the Company during the RR association.

(v) Upon termination of RR's Association, the RR will turn over to the Company any and all documents reflecting customer identities, portfolio holdings resources, investment objectives and the like, including all copies of said documents. In the event the RR breaches any provision imposed by this Paragraph if the Company will be entitled to obtain injunction relief as well as damages.

(vi) RR also warrant, covenants, and agrees and hereby gives explicit consent that the Company, for cause (including but not limited to, a misappropriation of Company property) may search any and all items belonging to the RR located at or on the Company's premises.

I. Non Solicitation of Registered Representative's:

(i) RR understands and agrees that the Company has a vital interest in retaining the loyalty, fidelity and continued Association of its RR's.

RR warrants, covenants and agrees that, while associated with the Company for a period of two (2) full years following termination of Association with the Company for any reason, RR shall not directly or indirectly induce, solicit, offer or recruit, or attempt to induce, solicit, offer or recruit, any RR or other employees of the Company, to apply for or accept employment with any other person or entity engaged in securities, commodities, insurance or any other line of business conducted by the Company, or who or which is in any manner in competition with the Company. It is agreed that RR will advise the Company in the event that any former employee solicits or recruits him or her.



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J. Non-Solicitation of Customers:

(i) RR understands and agrees that all customers, including customers referred to the Company by RR are the customers of the Company their identity addresses stock positions and other related information constitute Trade Secrets of the Company. RR warrants, covenants and agrees that, upon termination of Association with the Company for any reason, RR shall not for a period of two
(2) full years following termination of employment directly or indirectly contact or attempt to contact, solicit or attempt to solicit, do business with or attempt to do business relating to securities, commodities, insurance or any other line of business conducted by the Company with, or otherwise render or attempt to render any services relating to securities, commodities, insurance or any other line of business conducted by the Company for or on behalf of:

(i) Any person or entity whose account was serviced by RR at the Company (ii) Any person or entity whose RR knows or has reason to know has an account at the Company or (iii) any person or entity whose name became known to RR in connection with connection with RR's Association with the Company. RR further understands that the Company intends to strictly enforce these provisions against department RR's and the new firms with which they associate, RR's further agree to advise the Company if a customer is solicited by a former RR.

K. Background Investigation:

(i) I hereby give my consent to the Company to conduct any and all background investigations which they deem necessary for my employment. Such background investigations may include credit reports from credit reporting agencies. I understand that the Company will utilize all information gathered to make a determination as to Association. I agree to hold the Company harmless of any and all responsibility or culpability for their actions based on the information they received from their investigation.



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L. Remedies:


(i) RR understands and agrees that the Company will suffer monetary damages and other substantial harm upon RR's breach of any of the terms and conditions of this Association Agreement. Accordingly, without limitation or waiver of the Company's rights to seek and obtain such other or additional damages or relief as might be appropriate under the circumstances, and RR understands and agrees that the expense of training, after the date of Association at the Company, and prior to passing NASD Series 7 license test, is $5,000.00, and the costs of six months training after the date of Association, with the RR processing a NASD Series 7 License is 24,000.

The sum total costs are reduced 20% each year the RR is Associated at the Company. After five (5) years such amount shall be zero. The RR understands that the RR and/or subsequent employer will be liable and must reimburse as set forth in Paragraph C, in full, the Company for its training costs with in 30 days after voluntary termination or termination for cause and assuming a employment position with in the Securities, Banking, and Insurance Industry, or use the RR's training acquired at the Company in any other manner whatsoever. The sum total cost of training shall be reduced by 100% after one and one half years for any other reasons, plus any attorney fees, court costs, Arbitration Fees, and any other administrative costs associated with the collection of training costs. This clause is binding and enforceable at the sole discretion of the company's management and survives termination. A RR will be liable for the full training costs minus 20% per year should the RR resigns from the company to work outside the Securities industry and then obtains employment in the Securities Industry within 5 years of original employment hire date at the Company.

(ii) RR Understands and agrees that the Company cannot be made whole or have its interests protected by a monetary award of damages upon the occurrence of a breach of any of the covenants contained in Association Agreement. Accordingly, upon termination or RR's Association for any reason, RR consents to the issuance of an injunction by any court or competent jurisdiction enjoining and restraining RR from violating any of the covenants contained in this Association Agreement and for incidental damages. This provision shall not, however, be construed or deemed to constitute a waiver or relinquishment by the Company of any other remedy at law or equity or of the Company's right to select to bring an arbitration.

(iii) All claims or controversies related to or arising from this Agreement or any other relationship between the Company and RR shall be resolved by binding arbitration at the Company's election or in accordance with the Code of Arbitration Procedure of the National Association of Securities Dealers, Inc. The Company may elect to bring its claim relating to or arising under paragraph H-J and O in state court.


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M. Term:

     This Agreements shall remain in effect during your Association with the Company. RR's Association with the Company is at will. This Association may be terminated by either party at any time with or without cause.

The covenants contained herein shall remain in full forced and effect following termination of Association. RR agrees to conduct an exit interview with the Company prior to RR's effective date of termination. Your Association shall commence the earlier of the hire date or on the date of signing of this Agreement and will terminate on the earliest of the following:

(i) Your death, permanent disability or adjudication of incompetency;

(ii) Written notice of termination from RR/employee to the Company, with at least two weeks prior notice of the employee's expected last day of employment.

(i) Notice of termination for any reason may be made by the Company at any time. In the event RR is terminated for cause such cause may be reportable on RR's U-5. Cause shall include, but not be limited to, the following: dishonesty, inability to obtain or retain NYSE, NASD and other necessary registration approvals; violation of any rule or regulation of any regulatory agency or self-regulatory agency; violation of any policies or rule of the Company; any other act or omission detrimental to the conduct of the Company's business; failure to manage your own personal and/or financial affairs; violation of any other terms of this Agreement; or lack of P & L production. One example of lack of commission production for the purpose of this Agreement is: Gross Commission or net profits for 12 month period beginning three months after passing the Series 55 and Series 7 which are less than 100% of your guaranteed salary for this same period. P & L production is subject to periodical review and termination from employment is at Company will.

In the event RR's Association is terminated for any reason by either party breach of any surviving provisions of the Agreement may be reported on RR's U-5. Failure to repay any indebtedness to the Company may constitute a breach of this Agreement, a failure to comply with the Supervisory Procedures Manual and accordingly be in violation of NASD rules.

N. Successors and Assigns:

(i) The benefits and obligations of this Association Agreement shall insure to the successors and assigns of the Company.


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O. Free Will:

(i) RR affirms that RR has read and understands the terms of this Association Agreement, that RR has been afforded the opportunity to seek counsel or advise regarding the terms and conditions of this Association Agreement and that RR has signed this Association Agreement of his or her own free will and accord.

P. Agreement:

(i) This agreement shall supersede any prior agreements with respect to the subject matter hereof between the RR and the Company. No representations, inducement or commitment other than expressly set forth in the Agreement has been made or relied upon by me or the Company. This Agreement shall be subject to the rules and regulations of the Company as such may be in effect, from time to time. In the event of any discrepancy between this Agreement and such rules and regulations of the Company shall control. The failure of the Company to declare a breach or termination of the Agreement because of any violation of its terms shall not be deemed to be a waiver of any subsequent violation of the Agreement.

(ii) In consideration of Annual Compliance and Educational Programs RR shall execute new or revised Agreements and or compliance memos as may be provided from time to time.

(iii) This Agreement shall be severable. Should any term, condition or provision of this Agreement be determined by the court of competent jurisdiction to be invalid or ineffective for any reasons, all of the remaining terms and conditions of the Agreements shall remain in full force and effect.

(iv) Any violation of any part of this agreement, by RR/ or Trainee, will constitute a violation of the firms supervisory procedures and therefore a violation of NASD Rules.

Q. Arbitration, Jurisdiction, and Governing Laws:

Any and all disputes between the Trainee, RR and the Company arising from or relating to this agreement including but not limited to tort or labor law matters shall be submitted to binding arbitration using the National Association of Securities Dealers, Inc. (NASD) with both parties agreeing to Orlando, Longwood, (or Tampa if so ordered by the NASD as the proper venue.)

Any court action or arbitration before NASD or at Longwood, or Orlando Florida brought to enforce the terms of this Agreement including but not limited to H-J and L (iv) or the Arbitration Provision may properly be bought and maintained in the courts of the State of Florida, Seminole County, and the adverse party shall make no objection there to be based on lack or personal jurisdiction. This agreement shall at all times, in all places, and in all proceedings, be interpreted under the laws of the State of Florida.

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R. Attorney Fees: The prevailing party in any action or preceeding brought to enforce or otherwise recover under any terms of the Agreement shall be entitled to an award of all reasonable attorney's fees and other costs and expenses incurred in connection therewith.

                                 SIGNATURE PAGE

S. Execution of Association Agreement

The Agreement is made and entered into as of the date below, and shall be controlled and construed by laws of the State of Florida when executed by an authorized office of the Company at Longwood, Florida. This agreement has been executed by an authorized officer of the Company at Longwood, Florida. This agreement has been executed in two counterparts, each of which shall be deemed to be in original.

                                   By: George R. Cupples
                                       --------------------
                                            Print

                                   /s/: George R. Cupples
                                        ---------------------
                                   Registered Representative

County of: Seminole
           ------------

State of: Florida
          -------------

Date of Signature:
                  ----------------


         Accepted in Longwood, Florida this _______ day of ______, 19__.


                          EMPIRE FINANCIAL GROUP, INC.

                          By: /s/ Kevin M. Gagne
                              -----------------------------
                              Authorized Home Officer Signature


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